Exhibit 4.2

NOT FOR USE IN ALABAMA

COLE CORPORATE INCOME TRUST, INC.

ADDITIONAL SUBSCRIPTION AGREEMENT FOR THE PURCHASE OF COMMON STOCK	866.907.2653

This form may be used by any current investor in Cole Corporate Income Trust, Inc. (CCIT), who desires to purchase additional shares of CCIT and who purchased their shares directly from CCIT. Investors who acquired shares other than through use of an Initial Subscription Agreement (e.g., through a transfer of ownership or TOD) and who wish to make additional investments must complete the CCIT Initial Subscription Agreement.

A  INVESTMENT (a completed Initial Subscription Agreement is required for each initial investment)

1.	This subscription is in the amount of $ and is an ☐ Additional Subscription
☐ Check if amount is estimated

2.	Payment will be made with: ☐ Enclosed check ☐ Funds wired ☐ Funds to follow
☐ ACH
☐ Checking ☐ Savings
Financial Institution

	Routing/Transit No.	Account No.

B   REGISTRATION INFORMATION

Existing Cole Account Registration (name of Account)	SSN or Tax ID

Existing Cole Account Number

Volume Discounts

I (we) are making, or previously have made, investments in the following Cole-sponsored programs that are Eligible Programs, as defined in a Cole REIT Prospectus. (You may include any investments made by the same “purchaser,” as defined in the Prospectus.) This information will help determine whether volume discounts may be applicable. All holdings are subject to verification.

☐
	Name of Cole Program	Cole Account Number	SSN or Tax ID
☐
	Name of Cole Program	Cole Account Number	SSN or Tax ID

C  INVESTOR(S) SIGNATURES (Investor(s) must initial each of sections 1-4 and those sections of 5-11 as appropriate)

I (we) (or, in the case of fiduciary accounts, the person authorized to sign on my (our) behalf) hereby acknowledge and/or represent the following:

INVESTOR | CO-INVESTOR

1. I (we) have received the final Prospectus, whether over the Internet, on a CD-ROM, paper copies, or any other delivery method, relating to the shares of CCIT at least five business days before signing this Subscription Agreement.

2. Excluding home, home furnishings and automobiles, I (we) either: (i) have a net worth of at least $70,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $70,000; or (ii) have a net worth of at least $250,000. In the case of sales to fiduciary accounts, the specific requirements shall be met by the beneficiary, the fiduciary account or by the donor or grantor who directly or indirectly supplies the funds for the purchase of the shares.

3. I am (we are) purchasing the shares for my (our) own account, or if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), I (we) have due authority to execute this Subscription Agreement and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s).

4. I (we) acknowledge that the shares are not liquid.

5. For California residents: I (we) either: (i) have a net worth of at least $75,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment in CCIT does not exceed ten percent (10%) of my (our) net worth.

6. For Iowa and Ohio residents: My (our) investment in CCIT and its affiliates does not exceed 10% of my (our) liquid net worth.

7. For Kansas and Massachusetts residents: I (we) acknowledge that the Kansas and Massachusetts securities regulators recommend that I (we) should invest, in the aggregate, no more than 10% of my (our) “liquid net worth” (as defined in the Prospectus for Kansas and Massachusetts investors) in CCIT and the securities of similar direct participation programs.

INVESTOR | CO-INVESTOR

8. For Kentucky, Michigan, Oregon, Pennsylvania and Tennessee residents: My (our) liquid net worth is at least 10 times my (our) maximum investment in CCIT.

9. For Maine residents: I (we) either: (i) have a net worth of at least $250,000, or (ii) have an annual gross income of at least $70,000 and a minimum net worth of $70,000. In addition, my (our) investment in CCIT and its affiliates does not exceed ten percent (10%) of my (our) net worth.

10. For Nebraska residents: Excluding home, furnishings and automobiles, I (we) either: (i) have a minimum net worth of $100,000 and an annual income of $70,000, or (ii) have a minimum net worth of $350,000. In addition, my (our) investment in CCIT does not exceed 10% of my (our) net worth.

11. For North Dakota residents: My (our) liquid net worth is at least 10 times my (our) investment in CCIT and its affilliates.

☐ By checking here I confirm I would like to go green and no longer receive in paper any documents that Cole can send to me electronically. If I decide later that I want to receive documents in paper, I can contact Cole Investor Services at 1-866-907-2653.

If you are choosing to Go Green, please provide your email address here:

SUBSTITUTE W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on this Subscription Agreement is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding, and (iii) I am a U.S. person.

You should not invest in CCIT unless you have read and understood this agreement and the Prospectus referred to above and understand the risks associated with an investment in CCIT. In deciding to invest in CCIT, you should rely only on the information contained in the Prospectus, and not on any other information or representations from any other person or source. CCIT and each person selling shares of CCIT common stock shall be responsible for making every reasonable effort to determine that such purchase of shares is a suitable and appropriate investment for each investor, based on the information provided by the prospective investor regarding the investor’s financial situation and investment objectives.

Notice is hereby given to each investor that by executing this agreement you are not waiving any rights you may have under the Securities Act of 1933, as amended, or any state securities laws.

Investor’s Signature	Date	Custodial Signature	Date
Co-Investor’s Signature	Date

D  REGISTERED REPRESENTATIVE (to be completed by selling Registered Representative)

Name of Registered Representative	Rep and Branch ID #

E  REGISTERED INVESTMENT ADVISOR (RIA) REPRESENTATIVE (to be completed by selling RIA Representative)

Name of RIA Representative	RIA IARD

F  REPRESENTATIVE SIGNATURES

Based on the information I obtained from the investor regarding the investor’s financial situation and investment objectives, I hereby certify to Cole Capital Corporation, Cole Holdings Corporation and CCIT that I have reasonable grounds for believing that the purchase of the shares by the investor in CCIT is a suitable and appropriate investment for this investor.

Signature of Registered or RIA Representative	Signature of Broker/Dealer or Clearing Firm/Platform

☐ I am completing and signing this application pursuant to a power-of-attorney from the investor. I hereby certify that such power-of-attorney is legally valid and includes within its scope my completion and execution of this application on behalf of the investor.

ONCE COMPLETE, PLEASE	Via Regular Mail:	Via Overnight/Express Mail:
DELIVER THIS FORM TO:	CCIT	CCIT
	DST Systems, Inc.	DST Systems, Inc.
Via Fax:	P.O. Box 219312	430 West 7th Street
1.877.616.1118	Kansas City, MO 64121-9312	Kansas City, MO 64105

© 2012 Cole Capital Advisors, Inc. All rights reserved	CCIT_AI_AGMT_01(02-12) 2